EXHIBIT 10 (n)

CHANGE IN CONTROL AGREEMENT

As Amended and Restated Effective January 1, 2009

THIS AGREEMENT, effective as of July 16, 2001 (the “Effective Date”), is between Computer Task Group, Incorporated, a New York corporation with its executive offices at 800 Delaware Avenue, Buffalo, New York 14209 (the “Corporation”), and James R. Boldt, an individual residing at 142 Audubon Drive, Amherst, New York 14226 (the “Executive”). The Agreement is amended and restated effective January 1, 2009.

RECITALS:

WHEREAS, the Executive is employed as the President and Chief Executive Officer of the Corporation; and

WHEREAS, it is in the best interests of the Corporation to reinforce and encourage the Executive’s continued disinterested full attention and undistracted dedication to the duties of the Executive currently and in the potentially disturbing circumstances of a possible change in control of the Corporation by providing some degree of personal financial security to the Executive; and

WHEREAS, it is in the best interests of the Corporation to enable the Executive, without being influenced by the uncertainties of the Executive’s own situation, to assess and advise the Corporation whether proposals concerning any potential change in control are in the best interests of the Corporation and its shareholders and to take other action regarding these proposals as the Corporation might determine to be appropriate; and

WHEREAS, to induce the Executive to remain in the employ of the Corporation, the Board of Directors has determined it is desirable to pay the Executive the compensation set forth below if the Executive’s employment with the Corporation terminates in one of the circumstances described below in connection with a change in control of the Corporation; and

WHEREAS, this Agreement has been amended and restated effective January 1, 2009 to coordinate with a certain Employment Agreement and to include provisions intended to comply with final regulations promulgated under Internal Revenue Code (“Code”) Section 409A and shall be construed to the extent practicable so as to avoid causing any amounts payable to the Executive hereunder to be includable in his gross income under Code Section 409A (a) (1).

NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:

1. DEFINITIONS. The following definitions apply for purposes of this Agreement.

(a) “Aggregate Exercise Price” means:

(i) in the case of options to acquire common stock of the Corporation owned by the Executive, the total amount of cash or immediately available funds the Executive would be required to pay to the Corporation to purchase all of the common stock of the Corporation that, on the date as of which the Aggregate Exercise Price is to be determined, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase common stock of the Corporation that are outstanding and exercisable on the date as of which the Aggregate Exercise Price of those options is to be determined; and

(ii) in the case of options to acquire Successor Equity, the total amount of cash or immediately available funds the Executive would be required to pay to the Successor to purchase all the Successor Equity that, on the date as of which the Aggregate Exercise Price is to be determined, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase Successor Equity that are outstanding and exercisable on the date as of which the Aggregate Exercise Price of those options is to be determined.

(b) “Built in Gain” means an amount equal to:

(i) the Highest Sale Price as of the date of a Change in Control multiplied by the total number of shares of common stock of the Corporation that the Executive could acquire by exercising all of the options to acquire common stock of the Corporation that, as of the date of the Change in Control, were issued to the Executive, outstanding and unexercised, minus

(ii) the Aggregate Exercise Price of those options.

(c) “Board of Directors” or “Board” means the Board of Directors of the Corporation.

(d) “Cause” means a finding by the Board of Directors, with notice in writing to the Executive setting forth in reasonable detail its reasons, that any of the following conditions exist:

(i) The Executive’s willful and continued failure to substantially perform his duties as President and Chief Executive Officer (other than as a result of the Executive’s Disability).

(ii) A willful act or omission by the Executive constituting fraud or other malfeasance, including without limitation acts of dishonesty constituting a felony offense under the laws of the United States or any state thereof, and any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation.

(iii) A material breach by the Executive of the Employment Agreement.

For purposes of this definition, an act or failure to act will be deemed “willful” only if it is effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Corporation’s best interests.

(e) “Change in Control” means any one of the following occurrences:

(i) Approval by the stockholders of the Corporation of the dissolution or liquidation of the Corporation;

(ii) Approval by the stockholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Corporation);

(iii) Approval by the stockholders of the Corporation of the sale of substantially all of the Corporation’s business and/or assets to a person or entity that is not a Subsidiary or other affiliate; or

(iv) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any of its Subsidiaries or any Person holding common shares of the Corporation for or pursuant to the terms of any such employee benefit plan, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

(v) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Conversion Options” means an option or options to purchase Successor Equity, which option or options may be granted by the Successor to the Executive and are exercisable in full immediately following the Change in Control for an Aggregate Exercise Price that does not exceed the Aggregate Exercise Price of the options to purchase common stock of the Corporation owned by the Executive on the date of the Change in Control and which options, if exercised by the Executive in full immediately following that Change in Control, would provide for the ownership by the Executive of Successor Equity that, immediately following the acquisition of that Successor Equity by the Executive, may be sold by the Executive, free of any restrictions imposed on the sale of securities by the Securities Act of 1933, and which satisfy the requirements of Regulation §1.409A-1(b)(5)(v)(D) so that the exchange of options to purchase stock of the Corporation for Conversion Options will not be treated as the grant of a new stock right or change in the form of payment for purposes of said Regulation. Under no circumstances is the Executive required to accept a grant of Conversion Options from the Successor.

(h) “Corporation” means Computer Task Group, Incorporated.

(i) “Disability” means a disability that exists for a period of at least 12 months and because of which the Executive is physically or mentally unable to substantially perform his regular duties as President or Chief Executive Officer of the Corporation, as the case may be.

(j) “Employment Agreement” means a certain employment agreement between the Corporation and the Executive which is effective as of July 16, 2001, as such agreement may be amended or superseded.

(k) “Good Reason” means the occurrence of one or more of the following events, provided that the Executive shall give the Corporation a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Corporation takes appropriate corrective action:

(i) A material diminution in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority.

(ii) A material reduction by the Corporation in the Executive’s annual base salary as in effect on the date of a Change in Control or as in effect thereafter if that base salary has been increased.

(iii) A material reduction by the Corporation in the aggregate value of benefits provided to the Executive, as in effect on the date of a Change in Control or as in effect after that date if those benefits have been increased. “Benefits” includes all profit sharing, 401(k), retirement, pension, health, medical, dental, disability, insurance, automobile, severance, vacation, leave, reimbursement, and similar benefits.

(iv) A material breach by the Corporation of any provision of this Agreement or of any other agreement requiring the payment of compensation to the Executive.

(v) Removal from, or failure to re-elect, the Executive to the position of President or Chief Executive Officer.

(vi) A requirement, in the Executive’s reasonable judgment, that the services required to be performed by the Executive would necessitate the Executive moving his residence at least 50 miles from the Buffalo, New York area.

The Corporation shall have 30 days following the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action. If the Corporation does not correct the Good Reason condition, the Executive’s Good Reason termination will be deemed to have occurred on the day following the 30-day period.

(l) “Highest Sale Price” means:

(i) with respect to the common stock of the Corporation, the highest closing sale price at which common stock of the Corporation has been sold, in an established securities market, during the 12 consecutive month period ending on the date as of which the Highest Sale Price of the common stock of the Corporation is to be determined; and

(ii) with respect to Successor Equity, the highest closing sale price at which Successor Equity has been sold, in an established securities market, during the 12 consecutive month period ending on the date of which the Highest Sale Price of the Successor Equity is to be determined.

(m) “Regulation” means Treasury Regulations promulgated under Code Section 409A as amended.

(n) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

(o) “Successor” means, the person, firm, corporation or other entity that, as a result of a Change in Control, has succeeded, directly or indirectly, to all or substantially all the assets, rights, properties, liabilities and obligations of the Corporation.

(p) “Successor Equity” means capital stock or any other equity interest in the Successor.

(q) “Termination of Employment” has the meaning provided in Regulation §1.409A-1(h) (1) (ii). If the Executive provides services as an independent contractor, the Executive will not be considered to have a Termination of Employment until the Executive has ceased providing services both as an employee and as an independent contractor. The preceding sentence shall not apply with respect to nonqualified deferred compensation plan in which the Executive participates as an employee to the extent that the Executive’s sole activity as an independent contractor with respect to the Corporation is to serve on the Corporation’s Board of Directors.

2. BENEFITS UPON CHANGE IN CONTROL. The Corporation will provide the benefits listed below in Sections 2(a) and 2(b) on a Change in Control. All amounts payable on a Change in Control under all subsections of this Section will be made by bank check or wire transfer at the Change in Control, or, if that is not within the control of the Corporation, not later than the tenth business day following the Change in Control except as otherwise provided in Section 2(a) or 2(b). For purposes of this Section, references to payments by the Corporation include payments from any entity related to the Corporation, such as the Corporation’s Stock Employee Compensation Trusts.

(a) STOCK RIGHTS. As of the date of the Change in Control, the Executive will become fully vested in, and entitled to exercise immediately all stock-related awards he has been granted under any plans or agreements of the Corporation, including without limitation, awards under the 1991 Stock Option Plan and the 2000 Equity Award Plan, other than any stock-related award that constitutes a “deferral of compensation” within the meaning of Code Section 409A and the Regulations. The Executive will be entitled to exercise all these awards for a period of not less than 12 months following the Change in Control provided that such exercise period shall not in any event extend beyond the last day of the original exercise period of the relevant stock-related award. The acceleration of vesting and exercisability under this Section will apply notwithstanding any provision in the 2000 Equity Award Plan or any other plan or agreement that would prevent the acceleration and vesting of the awards or cause them to be canceled, rescinded or otherwise impaired.

(b) DEFERRED COMPENSATION. All deferred or otherwise contingent compensation of the Executive will become (i) vested and (ii) immediately payable in cash provided, however, that any such compensation that constitutes deferred compensation within the meaning of Code Section 409A and the Regulations thereunder shall be payable only at the time and in the manner provided under the relevant deferred compensation plan. For purposes only of (ii) in the preceding sentence, a Change in Control under Section 1(e) (ii) will be determined only by substituting 70% for 50% in that Section 1(e) (ii).

3. BENEFITS UPON TERMINATION. The Corporation will provide the benefits listed below in subsections (a) through (f) on the termination of the Executive’s employment (i) by the Corporation for any reason other than Cause or by the Executive for Good Reason (“Involuntary Termination”) in either case within 6 months before or between 6 and 24 months after a Change in Control, or (ii) by the Executive for any reason (“Voluntary Termination”) within 6 months after a Change in Control. For purposes of this Section, references to payments by the Corporation include payments from any entity related to the Corporation, such as the Stock Employee Compensation Trusts. Also, references to payments by the Successor include payments from the Corporation’s Stock Employee Compensation Trusts if those trusts are permitted to make the payments.

(a) SALARY.

(i) Payment In Event of Executive’s Involuntary Termination.

(A) First Payment. If the Executive has an Involuntary Termination of Employment (I) during the period beginning 6 months before and ending on the day before the date of a Change in Control, or (II) during the period beginning on the 6-month anniversary of and ending 24 months after the date of a Change in Control, the Executive shall receive an initial lump sum payment at the time and in the amount provided under Section 9(a)(i)(B) of the Employment Agreement (“annual total compensation”).

(B) Second Payment. If the Executive becomes entitled to the First Payment under Section 3(a)(i)(A), the Executive shall receive a second lump sum payment equal to 2.99 times his full rate of salary in effect, including directors’ fees, if any, (whether or not deferred) on the date immediately prior to the Change in Control or, if greater, the amount in effect at any date after the Change in Control provided, however, that the amount of payment under this Section 3(a)(i)(B) shall be reduced by the amount payable under Section 3(a)(i)(A). The lump sum payment pursuant to this Section 3(a) (i) (B) shall be made on the day following the 6-month anniversary of the Executive’s Termination of Employment. The payments pursuant to Section 3(a)(i)(A) and this Section 3(a)(i)(B) are intended to constitute separate “payments” within the meaning of Regulation §1.409A-2(b)(2).

(ii) Voluntary Termination. If the Executive has a Voluntary Termination of Employment during the period beginning on the date of the Change in Control and ending on the day before the 6-month anniversary of said date, the Executive shall receive an lump sum payment equal to 2.99 times his full rate of salary in effect, including directors’ fees, if any, (whether or not deferred) on the date immediately prior to the Change in Control or, if greater, the amount in effect at any date after the Change in Control. The lump sum payment shall be made on the day following the 6-month anniversary of the Executive’s Termination of Employment.

(b) BONUS. The Executive will receive a cash bonus equal to 2.99 times the highest annual bonus payable (whether or not deferred) to him in the 3 calendar years preceding the year in which the Change in Control occurs.

(c) FRINGE BENEFITS. The Executive will receive a lump sum payment equal to 25% of the sum of (i) one times his full rate of salary, as defined in (a), and (ii) highest annual bonus, as defined in (b). This payment represents the value to which the parties agree the Executive otherwise would be entitled with respect to fringe benefits (including without limitation profit sharing, 401(k), retirement, pension, health, medical, dental, disability, insurance, automobile, severance, vacation, leave, reimbursement, and similar benefits) for 36 months. Notwithstanding any payment under this Section 3(c), the Executive shall remain entitled to exercise his COBRA rights under any group health plan maintained by the Corporation or the Successor as applicable.

(d) INDEMNIFICATION. For a 60-month period following the date of the Executive’s termination of employment, the Corporation will continue any indemnification agreement with the Executive and will provide directors’ and officers’ liability insurance insuring the Executive that coverage will have limits and scope of coverage not less than that in effect immediately prior to the Change in Control.

(e) CASH-OUT OF STOCK OPTIONS AND OTHER EQUITY-RELATED COMPENSATION.

(i) IN CORPORATION. If the Executive continues to own, on the later of the date of his Termination of Employment or the date of the Change in Control (the “Determination Date”), unexercised options to purchase common stock of the Corporation, the options shall be cancelled, and the Executive shall receive a lump sum amount equal to:

(A) the Highest Sale Price of the common stock of the Corporation determined as of the Determination Date; MULTIPLIED BY

(B) the aggregate number of shares of common stock of the Corporation the Executive is entitled to purchase pursuant to the terms of all unexercised options to purchase any common stock of the Corporation owned by the Executive on the Determination Date; MINUS

(C) the Aggregate Exercise Price of the issued and outstanding unexercised options to purchase common stock of the Corporation owned by the Executive on the Determination Date.

(ii) IN SUCCESSOR. If Executive owns, on the later of the date of his Termination of Employment (the “Determination Date”), unexercised Conversion Options, the Conversion Options shall be cancelled, and the Executive shall receive a lump sum amount equal to:

(A) the Highest Sale Price, determined as of the Determination Date, of each unit of Successor Equity that could be acquired by the Executive on the exercise of all outstanding Conversion Options; MULTIPLIED BY

(B) the aggregate number of units of Successor Equity the Executive is entitled to purchase pursuant to the terms of all Conversion Options owned by the Executive and exercisable on the Determination Date; MINUS

(C) the Aggregate Exercise Price of the issued and outstanding unexercised Conversion Options.

(f) TIME OF PAYMENT. Payments under subsections (a) (ii), (b), (c) and (e) of this Section 3 shall be made on the day following the six month anniversary of the Executive’s Termination of Employment.

(g) ESTABLISHMENT OF RABBI TRUST. On or before the date of a Change in Control or, if later, on or before the date of the Executive’s Termination of Employment, the Corporation shall transfer cash and/or liquid assets having a value equal to the amounts that will become payable to the Executive under subsection (a) (other than the amount payable under subsection (a)(i)(A) if applicable), (b), (c) and (e) of this Section 3 to an irrevocable grantor trust established with a bank trustee that is reasonably acceptable to the Executive. The trust agreement shall be similar to the form of agreement provided in IRS Revenue Procedure 92-64 (concerning rabbi trusts) and shall provide that no amount held in the trust shall revert to the Corporation or its Successor or be used for any other purpose (other than the payment of the Corporation’s creditors in the event of its insolvency) until the amounts that will become payable to the Executive under subsections (a) (other than the amount payable under subsection (a)(i)(A) if applicable), (b), (c) and (e) of this Section 3 have been paid.

4. WITHHOLDING. The Corporation will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

5. OTHER TERMINATION. Upon termination of the Executive’s employment for Cause or because of death or Disability, or not within the time related to a Change in Control as described in Section 3, no benefits will be payable under this Agreement.

6. ADDITIONAL PAYMENTS.

(a) Entitlement to Gross-up Payment. Notwithstanding anything in this Agreement, the 2000 Equity Award Plan, or any other agreement or plan to the contrary, in the event it is determined that any payments or distributions by the Corporation or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, or pursuant to any other agreement or arrangement with the Corporation or any such affiliate (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, or any interest or penalties with respect to the excise tax (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then

(i) If liability for the Excise Tax can be avoided by reducing the total amount payable to the Executive under Sections 3(a) and (b) by an amount not exceeding 10% of the total thereof (the “Reduction Amount”), the amount payable to the Executive pursuant to Section 3(a) (i) (B) or 3(a) (ii), as applicable, shall be reduced by the Reduction Amount.

(ii) If liability for the Excise Tax cannot be avoided by reducing the total amount payable to the Executive by the Reduction Amount, then payment of amounts due the Executive under Section 3 shall not be reduced by the Reduction Amount and the Executive shall be entitled to receive an additional payment from the Corporation (a “Gross-Up Payment”) in an amount that after payment by the Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Calculation of Gross-up Payment. The amount of the Gross-Up Payment will be calculated by the Corporation’s independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Corporation’s outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(c) Time and Form of Gross-up Payment. The Gross-Up Payment shall be made in a lump sum at the same time as the payment made pursuant to Section 3(a) (i) (B) or 3(a) (ii), as applicable. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Corporation will pay any additional amount to the Executive or the Executive will pay any excess amount to the Corporation, as the case may be. In all events, the Gross-up Payment will be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

(d) Claim of Additional Gross-up Payment. If subsequently the Internal Revenue Service (the “IRS”) claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to the Executive within 30 days of the Executive providing substantiation of the claim made by the IRS.

(e) Cooperation of Executive In Contesting Excise Tax. After payment to the Executive of the Gross-Up Payment, the Executive will provide to the Corporation any information reasonably requested by the Corporation relating to the Excise Tax, the Executive will take those actions as the Corporation reasonable requests to contest the Excise Tax, cooperate in good faith with the Corporation to effectively contest the Excise Tax and permit the Corporation to participate in any proceedings contesting the Excise Tax. The Corporation will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold the Executive harmless, on an after-tax basis, from all such costs and expenses related to such contest.

(f) Refund of Excess Gross-up Payment. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, the Executive will refund to the Corporation the related amount of the Gross-Up Payment immediately following receipt of such payment from the US Treasury.

7. NON-EXCLUSIVITY OF RIGHTS. Except as otherwise specifically provided, nothing in this Agreement prevents or limits the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement. However, if the Executive receives the payments under Section 3, the Executive will not be entitled to any severance payments (which excludes for this purpose all types of equity-based compensation not cashed out under Section 2(c) or 3(e)) otherwise payable under any other agreement, plan, or practice providing for severance compensation.

8. NO OBLIGATION TO SEEK OTHER EMPLOYMENT. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement.

9. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive’s death. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Corporation. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive’s estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Corporation. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor, and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, “Corporation” means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

10. BENEFIT CLAIMS. In the event the Executive, or his beneficiaries, as the case may be, and the Corporation disagree as to their respective rights and obligations under this Agreement, and the Executive or his beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or that the Corporation’s position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation will pay all costs and expenses, including counsel fees, that the Executive or his beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or his beneficiaries. The Corporation will not delay or reduce the amount of any payment provided for hereunder or setoff or counterclaim against any such amount for any reason whatsoever; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or his beneficiaries hereunder will continue to be paid in all events in the manner and at the times herein provided. All payments made by the Corporation hereunder will be final and the Corporation will not seek to recover all or any part of any portion of any payments hereunder for any reason.

11. FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

12. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

13. NOTICE. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

If to the Corporation:

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

Attention: General Counsel

Telephone: 716-882-8000

Telecopier: 716-887-7370

If to the Executive:

James R. Boldt

142 Audubon Drive

Amherst, New York 14226

Telephone: 716-839-0907

14. MISCELLANEOUS. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except as otherwise specifically provided in this Agreement, constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, including that certain employment agreement dated October 17, 2000 and any similar agreements, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

15 TERM.

(a) Except as provided in (b), this Agreement will not be terminated earlier than 36 months after its Effective Date. The Agreement will be extended automatically for additional 12-month periods unless one party notifies the other prior to the beginning of the successive 36 month period that it is terminating the Agreement. The intention of the preceding sentence is that if a party does not give notice, at least 36 months remain in the Agreement.

(b) This Agreement will terminate when the Corporation has made the last payment provided for under it, including without limitation, any payments payable at any time under Sections 9 and 10. However, the obligations under Section 3(d) will survive any termination and will remain in full force and effect for the period specified.

16. RULE GOVERNING PAYMENT DATES. In any case where this Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs.

IN WITNESS WHEREOF, the parties have duly executed this restatement of the Agreement on the              day of December, 2008, to be effective January 1, 2009.

Computer Task Group, Incorporated

By
Title

Executive

James R. Boldt